As filed with the Securities and Exchange Commission on October 9, 2018

Registration No. 333-139227

Registration No. 333-139943

Registration No. 333-162060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-139227

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-139943

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-162060

Syntel, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-2312018
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

DANIEL M. MOORE

Chief Administrative Officer, General Counsel and Secretary

Syntel, Inc.

525 E. Big Beaver Rd., Suite 300

Troy, Michigan 48083

(248) 619-2800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copy to:

Jaclyn L. Cohen, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Syntel, Inc., a Michigan corporation (the “Company”), on Form S-3 (collectively, the “Registration Statements”):

1.

Registration Statement No. 333-139227, pertaining to the registration of 3,450,000 shares of Common Stock, without par value, as previously filed with the Securities and Exchange Commission (the “Commission”) on December 11, 2006 and as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission January 3, 2007;

2.	Registration Statement No. 333-139943, pertaining to the registration of 632,500 shares of Common Stock, without par value, as previously filed with the Commission on January 11, 2007; and

3.

Registration Statement No. 333-162060, pertaining to the registration of 5,000,000 shares of Common Stock, no par value, as previously filed with the Commission on September 22, 2009 and as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission November 12, 2009.

The Company is filing these Post-Effective Amendments to remove from registration all securities previously registered under the Registration Statements that have not been sold or otherwise issued as of the date hereof.

On October 9, 2018, pursuant to the Agreement and Plan of Merger, dated as of July 20, 2018, among the Company, Atos S.E., a société européenne (European company) organized under the laws of France (“Parent”), and Green Merger Sub Inc., a Michigan corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, all offers and sales of the Company’s securities pursuant to the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered under the Registration Statements for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, in the State of Michigan, on October 9, 2018.

SYNTEL, INC.

By:	/s/ Daniel Moore
Daniel Moore
Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.